Highwater Ethanol, LLC

Investor Update

From the Desk of Highwater Ethanol, LLC CEO Brian Kletscher

Wishing you a Happy and Prosperous New Year!! We are nearing the completion of 10.5 years of operations at Highwater Ethanol. We believe that we have made great progress on our operations and debt reduction. Our debt as of 10/31/2019 was at $3.5 million on long term debt and $6.499 million on our term revolver which we use for operations. This is a nice reduction from where we started 10.5 years ago with debt at $65.4 million.

We filed our Form 10-K for the fiscal year ended October 31, 2019 on January 23, 2020. We had a net loss of approximately $8.274 million for the 2019 Fiscal Year. Margins continued to be up and down this year. We continue to focus on operations to ensure the best efficiencies we can get at your facility. During the 2019 Fiscal Year, we produced an average of approximately 3.03 gallons of denatured ethanol per bushel of corn ground. We have maintained these efficiencies since August 2019 due to a number of factors. We continue to review enzymes, yeast and other items to ensure the best efficiencies and we are proud of our team for maintaining this production rate!

In October 2019, we received our air emission permit from Minnesota Pollution Control Agency {MPCA} to increase production from 58 million gallons of undenatured ethanol per year to 68.5 million gallons or about 70.2 million gallons of denatured ethanol per year. We have started to move our production rates up approximately 11% since receiving the new permit. This has been accomplished with your current facility with no additional capital expenses.

Margins in the ethanol industry remained at a low we have not seen since 2012. Many believe with lower corn prices that our margins should be greater. However, during our 2019 Fiscal Year, we experienced some of the lowest ethanol net backs in the past 14 years. Corn prices 14 years ago were near $1.85 locally. We are currently at $3.80 locally. That $1.95 increase in corn prices definitely makes a difference in margins. We have seen demand for ethanol increase domestically and export demand has also increased. We believe that 2020 will likely be a very interesting year for renewable ethanol and renewable Biofuels and we will continue to work for additional market share for our products.

On February 1, 2019, we terminated the agreement that we had with CHS, Inc. and began purchasing corn directly from producers. We believe that this has been a positive change for Highwater. We would like to thank our local Farmers and our team which has been great through this transition.

January 2020
Winter Newsletter

Highwater Ethanol, LLC

Contact Info:

24500 US Highway 14
PO Box 96
Lamberton, MN 56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

EMAIL:
info@highwaterethanol.com

WEBSITE:
www.highwaterethanol.com



Industry Information. E15 and Exports should be a continued priority in 2020. Exports are needed to support a very efficient U.S Ethanol industry, as production continues to increase in the U.S. exports will be key for the industry in the future. We look forward to increased interest from countries including Mexico, Canada, China and Japan with the recent announcements on the trade agreements, as well as continued interest from Vietnam, Philippines, India and many others. We encourage you to use a higher blend such as E15, E30 or E85! We believe that use of higher blends will continue to reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with Minnesota Bio Fuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 365 - E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing his or her part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the Federal level.

Our Mission Statement: "To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future."

Highwater Ethanol's Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments.
A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction.

I encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information and related items. Like us on Facebook!

If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility.

Our management team consists of: Luke Schneider, CFO, Shane Rasset, Plant Manager, Tom Streifel, Risk/Commodity Manager, Derek Trapp, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Tim Apitz, Lab Manager. We have positioned our team to be successful in the ethanol industry.

A reminder that our 2020 Highwater Ethanol Annual Members' Meeting is scheduled for Thursday, March 12, 2020. We hope to see you there!

Have a safe winter!!!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO
Highwater Ethanol, LLC

Welcome to Fiscal Year 2020! Highwater's Fiscal Year 2019 came to a close on October 31st. We will soon complete the year-end Form K-1s and we have already filed the Form 10-K on January 23, 2020.

Fiscal Year 2019 was another down year for ethanol margins. A major factor being ethanol prices which started the year at historically low levels. Prices were able to slightly rebound throughout the year but were unable to sustain levels needed for ethanol margins to be positive for any length of time. Highwater was able to improve some key efficiencies during the year which certainly helps as margins try to gain traction.

Cash management continues to be a main focus for Highwater. Our ability to improve efficiencies continues to push some operating costs lower and support our efforts to lower our cost per gallon. However, we did utilize our Term Revolver when necessary throughout the year as noted by the amount of both payments and advances in our Form 10-K. We are nearing the end of our Term note monthly $250,000 commitment as we will make our final payment within the next year of this newsletter.

Highwater will not pay out a distribution for Fiscal Year 2019. This should come as no surprise as market conditions remain difficult and cash management is greatly important. We again want to thank you, our members, for your continued support and look forward to continued success in years to come.

As mentioned above, our fiscal year-end filing, the Form 10-K, has been filed and is available online. However, a few items will be sent to you by mail so please watch for them in the coming weeks. Our packet containing the Form 10-K and Proxy will be mailed to you prior to the March Annual Meeting. On the tax side, the 2019 Highwater K-1s are planned for delivery by the middle of February.

Being we recently filed our year-end financials; I have included the breakdown of Statement of Operations for our Fiscal Year Ended October 31, 2019. Further detail regarding our financial performance throughout the year can be found in our Form 10-Q filings that are available through our website.

	Fiscal Year Ended October 31, 2019 (Unaudited)
Revenues	$ 97,249,109
Cost of Goods Sold	101,759,731
Gross Profit (Loss)	(4,510,622)
Operating Expenses	3,200,285
Operating Profit (Loss)	(7,710,907)
Other Income (Loss)	(563,329)
Net Income (Loss)	$ (8,274,236)
Weighted Average Units Outstanding	4,809
Net Income (Loss) Per Unit	$ (1,720.57)

Sincerely,

Luke Schneider
CFO





Plant Manager Happenings

Shane Rasset

The fall went by fast for all of us and now we find ourselves in the midst of winter. The farmers did an excellent job this year taking advantage of decent conditions when mother nature allowed them to plant, grow, and harvest their crops. Thanks to the farmers operations at Highwater have been able to maintain increased production levels without interruption.

Earlier this year we were anticipating a couple of permits and I am happy to report that two have been approved! The DNR has approved our application to increase stormwater usage from 100 gallons per minute to 400. This will allow us to maximize the recycling of stormwater collected onsite and lower usage from our other sources.

The MPCA issued our Air Permit on October 23rd, 2019. This permit raises our production limit from 58,000,000 gallons of undenatured ethanol per year to 68,500,000, or about 70,200,000 gallons of denatured ethanol. The plant has been operating smoothly since the permit issuance and has averaged a 65,000,000 annual rate since November 1st.

Your team here has done a great job looking for efficiencies and ensuring we are getting the most ethanol from each kernel of corn possible. We have seen our yield per bushel increase from 2.94 from 4th Q 2018 to hovering around a 3.03 gallons per bushel for 4th Q 2019 which has helped sustain the higher production rates. There are quite a few factors that play into this increase and the entire team here has played a role. A few of the items of note include;

- Yeast technology. After extensive trialing the team made a decision to utilize a new yeast offering. This yeast is more efficient at converting glucose to ethanol while lowering non-essential byproducts.
- Process Optimization. Everything from corn milling and slurry equipment to fermentation temperature control have been optimized by the operators to realize gains from tighter tolerances and more consistent fermentation.
- Energy Center Operators have been able to lower our natural gas usage from 24,500 btus per gallon of undenatured ethanol in 4th quarter 2018 to 22,800 for the same period in 2019.

The facility continues to run reliably with a few minor outages. Our upcoming projects currently being planned include performance testing for the recently issued air permit and maintenance shutdown both currently scheduled for March 2020.

Thank you for the opportunity to manage the facility and have a safe winter!

Shane Rasset

World Press Institute Tour

On September 3, 2019 Highwater Ethanol was fortunate to have toured the World Press Institute 2019 Fellows around our plant. The 2019 World Press Fellows come from 10 vastly different countries that together encompass nearly a fourth of the world's population. They approach journalism with a deep sense of dedication and responsibility, and they are eager to learn about journalism and life in the world's most powerful democracy. Applicants for the WPI fellowship must have at least five years of professional experience in journalism, must be currently employed as journalists working outside the United States and must be fluent in oral and written English.



Touring the Highwater Ethanol facility: Lydia Lui (WPI Deputy Program Director), Brian Kletscher (Highwater CEO), Kate Bartlett (South Africa), Saara Koho (Finland), Lujan Scarpinelli (Uruguay), Sorana Stanescu (Romania), Hamid Baala (Algeria), Gergely Planko (Hungary), Hanna Liubakova (Belaurs), Rosen Tsvetkov (Bulgaria), Martin Kibaba (Uganda), and Irfan Hakeem (Kashmir India).

10 Year Plant Operation Anniversary







Highwater Ethanol, LLC
2020 Annual Meeting
Agenda

Welcome and Call to Order: David Moldan, Chairman and Brian Kletscher, CEO

Introduction of HWE Board of Governors: David Moldan, Chairman

Ron Jorgenson, Vice Chairman;
David Eis, Secretary;
Mark Pankonin, Treasurer;
Directors: Russell Derickson, Mike Landuyt
George Goblish, Luke Spalj and Bill Garth

Introduction of Guests, Management & Staff: Brian Kletscher, CEO

Call the Meeting to Order: David Moldan, Chairman

Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: David Eis, Secretary

Proposals: Mandy Hughes, Brown Winick Law Office

Proposal #1: Election of three governors.
Standing for election are incumbent governors:
David Eis
William Garth
David Moldan

Voting on Proposals: David Moldan
Report by Chairman: David Moldan

Presentation of Financial Statements: Lucas Schneider, CFO

Overview of Operations: Brian Kletscher, CEO

Election Results: Mandy Hughes, Brown Winick Law Office

Questions and Answers

Adjourn 2020 Annual Meeting



From the Commodity Desk

Tom Streifel

Another year has passed and not much change to the US ethanol industry. Built capacity can still over produce by about 10% vs domestic consumption. So, we rely on exports to take off that capacity or the other choice is margins erode to the point it forces some of the least efficient plants to curb production. There were high hopes for China to be that emerging export market, but as you are aware, last year was a bit rugged with regard to US and China trade.

The regional corn crop was a mixed bag last year with some acreage primarily to the west not being planted due to excessive spring moisture. Yields to the south were reduced due to excessive moisture and green snap issues. There is currently sufficient production in the region to meet our needs, but grain flow this year is a little different; now flowing south and west. We expect that the lower corn supply in our region will result in local basis bids being about $.20 higher than normal. The US ethanol price doesn't compensate for regional corn issues, so we anticipate that we will be at a disadvantage vs other plants for the next several months. The corn quality was also a mixed bag with higher moisture at harvest time resulting in the need to dry it, thus more handling of the product leads to higher foreign material (FM). Test weights were lower by @ 2 pounds per bushel vs normal for this area. To date, we have not seen any changes to our plant's performance due to lower quality corn.

In efforts to curb our corn costs, Highwater continues to procure its own corn. We believe this change has benefited Highwater as well as its customers. Producers who have delivered here seem to be pleased with the experience being clean and fast turn times. We believe that our bids and discount schedules remain attractive; thus, we feel over time we will procure a greater share of our needs via local producers. We thank those who have done business with us this past year and wish all a prosperous 2020.

Tom Streifel